EXHIBIT 99.1

CHAMPION ANNOUNCES RESULTS FOR SECOND QUARTER AND YEAR TO DATE 2013

     Huntington, WV- - Champion Industries, Inc. (OTCQB/CHMP) today announced a reduced second quarter 2013 net loss from continuing operations of $(0.7) million or $(0.06) per share on a basic and diluted basis when compared to a net loss from continuing operations of $(21.0) million or $(1.86) per share on a basic and diluted basis for the quarter ended April 30, 2012. The Company reported a net loss from discontinued operations for the quarters ended April 30, 2013 and 2012 of $(101,000) and net income of $25,000 or $(0.01) and $0.00 on a basic and diluted per share basis.

Net loss from continuing operations for the six months ended April 30, 2013 was $(4.0) million or $(0.35) per share on a basic and diluted basis. This compares to a net loss from continuing operations of $(21.1) million or $(1.87) per share on a basic and diluted basis for the six months ended April 30, 2012. The Company reported a net loss from discontinued operations for the six months ended April 30, 2013 and 2012 of $(398,000) and net income of $22,000 or $(0.04) and $0.00 on a basic and diluted per share basis.

The results for fiscal year to date 2013 over 2012 reflected a substantial improvement, primarily as a result of pre-tax non-cash impairment charges associated with goodwill of $(9.5) million associated with the newspaper segment in the second quarter of 2012 and an increase in the deferred tax asset valuation allowance of $(15.2) million in the second quarter of 2012.  The 2013 results were impacted by a goodwill impairment charge in the printing segment of $(2.2) million in the first quarter of 2013, as well as higher interest costs primarily associated with the amortization of debt discount associated with warrants issued to the Company’s secured lenders.

               Marshall T. Reynolds, Chairman of the Board and Chief Executive Officer of Champion, said, “Our year to date results were impacted by various non-cash events but we continue to generate positive cash flow from operating activities.  In the second quarter of 2013, there were no non-cash charges and it can be seen that we generated positive income from operations across all three business segments. We believe this is indicative of the resilience of our dedicated employees under a difficult credit environment and the core value of our Company to our customer base. We intend to work with our secured creditors and advisors to address our debt maturities and liquidity.  Furthermore, our recent Forbearance Agreement is a positive step towards our goal of stabilizing our funding platform going forward.”

      Revenues for the three months ended April 30, 2013 were $21.8 million compared to $27.3 million in the same period in 2012. This change represented a decrease in revenues of $5.5 million or 20.2%. The printing segment experienced a decrease of $3.0 million or 20.6% while the office products and office furniture segment experienced a decrease of $2.1 million or 23%. The newspaper revenues for the quarter decreased $0.4 million or 11%. On a year to date basis for the six months ended April 30, 2013 revenues decreased to $44.4 million from $53.8 million in the prior year or $9.4 million or 17.5%. The printing segment experienced a decrease of $5.6 million or 19.3% while the office products and office furniture segment experienced a decrease of $3.1 million or 17.8%. The newspaper segment revenues for the six months ended April 30, 2013 decreased $0.7 million or 9.6% when compared to the same period for 2012. The sales compression experienced by the Company is partially attributable to softness in the West Virginia market and certain customer specific attrition. The Company has also been impacted by the residual effect of the overall global economic crisis and the related impact on the core business segments in which the Company operates as well as the impact of certain restructuring initiatives, as well as macro industry dynamics within the newspaper segment.

At April 30, 2013 the Company had approximately $36.5 million of interest bearing debt, of which $33.7 million is syndicated (both totals net of unamortized debt discount of $0.3 million). Actual contractual syndicated debt is $34.0 million. The contractual syndicated debt has been reduced by approximately $52.1 million (excludes impact of deferred fee for Term Loan B) since inception of the debt, which resulted primarily from the acquisition of The Herald-Dispatch in September 2007. This represents a reduction of over 60.9% in a period slightly over 5.5 years. This debt was paid down during a significant economic downturn and severe secular decline within our printing and newspaper segments. The Company has achieved this debt reduction through a combination of earnings, cash flow, assets sales, equity additions and working capital management. The Company is subject to certain restrictive financial covenants requiring the Company to maintain certain financial ratios among other conditions. The Company was not in compliance with these covenants at April 30, 2013, however, the Company was able to successfully enter into a Forbearance Agreement through September 30, 2013 subject to various terms and conditions. Due to the short term nature of our current Forbearance Agreement our ability to operate as a going concern is dependent on our ability to address our current credit situation.

Champion is a commercial printer, business forms manufacturer and office products and office furniture supplier in regional markets east of the Mississippi. Champion also publishes The Herald-Dispatch daily newspaper in Huntington, WV with a total daily and Sunday circulation of approximately 23,000 and 28,000, respectively. Champion serves its customers through the following companies/divisions: Chapman Printing (West Virginia and Kentucky); Stationers, Champion Clarksburg, Capitol Business Interiors, Garrison Brewer, Carolina Cut Sheets, U.S. Tag and Champion Morgantown (West Virginia); Champion Output Solutions (West Virginia); Smith & Butterfield (Indiana and Kentucky); Champion Graphic Communications (Louisiana); Blue Ridge Printing (North Carolina) and Champion Publishing (West Virginia, Kentucky and Ohio).

Certain Statements contained in the release, including without limitation statements including the word “believes”, “anticipates,” “intends,” “expects” or words of similar import, constitute “forward-looking statements” within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Champion Industries, Inc. and Subsidiaries
Summary Financial Information (Unaudited)

	Three months ended April 30		Six months ended April 30
	2013	2012	2013	2012
Printing	$11,721,000	$14,754,000	$23,570,000	$29,216,000
Office products & office furniture	7,025,000	9,127,000	14,234,000	17,317,000
Newspaper	3,038,000	3,413,000	6,590,000	7,286,000
Total revenues continuing operations	$21,784,000	$27,294,000	$44,394,000	$53,819,000

Net (loss) from continuing operations	$(724,000)	$(21,041,000)	$(3,968,000)	$(21,124,000)
Net (loss) income from discontinued operations	$(101,000)	$25,000	$(398,000)	$22,000
Net (loss)	$(825,000)	$(21,016,000)	$(4,366,000)	$(21,102,000)
Per Share data:
Net (loss) from continuing operations
Basic and Diluted	$(0.06)	$(1.86)	$(0.35)	$(1.87)
Net (loss) income from discontinued operations
Basic and Diluted	$(0.01)	$0.00	$(0.04)	$0.00
Total (loss) per common share
Basic and Diluted	$(0.07)	$(1.86)	$(0.39)	$(1.87)
Weighted average shares outstanding:
Basic and Diluted	11,300,000	11,300,000	11,300,000	11,300,000

	As of April 30, 2013	As of October 31, 2012

	(in millions)
Current assets	$20.9	$23.1
Total assets	$42.0	$48.0
Current liabilities	$45.1	$46.7
Total liabilities	$47.7	$49.3
Shareholders’ (deficit)	$(5.7)	$(1.4)

Contact: Todd R. Fry, Chief Financial Officer at 304-528-5492